News Release
NYSE: MYE

Contact:
Gregory J. Stodnick
Vice President-Finance and Chief Financial Officer
(330) 253-5592

MYERS INDUSTRIES REPORTS THIRD QUARTER
AND NINE MONTH RESULTS

FOR IMMEDIATE RELEASE: October 24, 2003, Akron, Ohio--Myers Industries, Inc. (NYSE: MYE) today announced that net sales for the third quarter ended September 30, 2003, increased 4 percent to $152,400,083 from sales of $146,625,694 reported in 2002. Net income was $1,506,975, a decrease of 51 percent compared to $3,067,906 last year. Net income per share declined 50 percent to $.05 versus $.10 in the third quarter of 2002. Favorable foreign currency translation, mainly from the strength of the euro, accounted for $5.3 million of the sales increase and did not have a material impact on net income for the quarter.

For the nine months ended September 30, 2003, net sales increased 8 percent to $484,584,484 from sales of $448,659,953 reported for the same period in 2002. Net income was $11,975,070, a decrease of 40 percent compared to $19,915,671 a year ago. Net income per share declined 40 percent to $.40 versus $.67 from the comparable period last year. Favorable foreign currency translation increased sales for the nine months by $20.9 million, or 5 percent and net income by $580,000, or $.02 per share.

Commenting on the quarter's results, Stephen E. Myers, chairman and chief executive officer, said, "We have seen modest unit sales increases in some areas of our manufacturing segment. Profits remain compressed by higher year over year costs for plastic raw materials and continued price competition in the marketplace."

Business Segment Overview
In the manufacturing segment, sales increased 6 percent for third quarter and 10 percent for the nine months, compared to last year's results. Favorable foreign currency translation accounted for approximately 78 percent of the sales increase for the quarter and approximately 60 percent of the sales increase for the nine month period. Unit sales growth improved in automotive, heavy-manufacturing, retail and wholesale distribution, agriculture, and horticulture markets into which the Company's sells plastic products such as material handling containers and flower planters. Demand was spotty across the Company's other niche markets, reflecting the usual third quarter seasonality factors.

Commenting on prices for the Company's raw materials, primarily high-density polyethylene and co-polymer polypropylene plastic resins, Chief Financial Officer Greg Stodnick said, "Despite some relief from higher raw material prices at the end of the second quarter, prices increased again late in the third quarter and were approximately 15 percent higher compared to the same period last year."

In the distribution segment, sales decreased 2 percent in the third quarter and were up 1 percent for the nine months, compared to the same periods last year. The decrease reflects weakened demand for capital equipment.

Debt Reduction
The Company repaid $8.1 million in debt during the third quarter. At September 30, 2003, total debt outstanding was $225.5 million, compared with $247.9 million at the same time last year and $232.9 million at the beginning of 2003. Debt as a percentage of total capitalization was 45 percent at September 30, 2003, compared with 50 percent at September 30, 2002 and 48 percent at the beginning of 2003.

About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel, and undervehicle service industry in the U.S. Myers has 25 manufacturing facilities in North America and Europe, 40 domestic and five international distribution branches, more than 20,000 products, and more than 4,000 employees. Visit www.myersind.com to learn more.

Forward-Looking Statements: Statements in this release may include "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that could cause actual results to materially differ from those expressed or implied. Any statement that is not of historical fact may be deemed to be a forward-looking statement. Myers Industries does not undertake to update any forward-looking statements contained herein.

There is no conference call to discuss the release.

Myers Industries, Inc.
Condensed Statement of Consolidated Income
	Quarter Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net Sales	$152,400,083	$146,625,694	$484,584,484	$448,659,953
Cost of Sales	108,240,101	102,230,644	336,857,651	298,035,384

Gross Profit	44,159,982	44,395,050	147,726,833	150,624,569
Operating Expenses	39,972,077	36,407,957	121,839,810	108,525,868

Operating Income	4,187,905	7,987,093	25,887,023	42,098,701
Interest expense	2,385,930	3,017,187	7,549,953	9,035,030

Income Before Income Taxes	1,801,975	4,969,906	18,337,070	33,063,671
Income Taxes	295,000	1,902,000	6,362,000	13,148,000

Net Income	$1,506,975	$3,067,906	$11,975,070	$19,915,671

Net Income Per Share*	$.05	$.10	$.40	$.67

Average Shares Outstanding	30,137,840	30,044,489	30,110,521	29,941,875

Condensed Statement of Financial Position
As of September 30, 2003 and 2002

		2003	2002

Assets
Current Assets		$208,363,073	$197,552,218
Other Assets		220,900,108	205,074,435
Property, Plant, and Equipment		181,375,886	189,358,107

		$610,639,067	$591,984,760

Liabilities and Shareholders' Equity
Current Liabilities		$113,151,599	$104,388,861
Long Term Debt		199,476,225	226,865,434
Deferred Income Taxes		19,628,399	13,972,157
Shareholders' Equity		278,382,844	246,758,308
	$615,072,190		$594,570,842
		$610,639,067	$591,984,760

*Adjusted for a five-for-four stock split distributed in August 2002.

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